Exhibit 99.1

Alliant Energy
4902 North Biltmore Lane, Suite 1000
Madison, WI 53718-2148
www.alliantenergy.com

News Release
FOR IMMEDIATE RELEASE	Media Contact:	Rob Crain (608) 458-4469
	Investor Relations:	Susan Gille (608) 458-3

ALLIANT ENERGY ANNOUNCES 2009 RESULTS AND 2010 GUIDANCE

MADISON, Wis. – February 4, 2010 – Alliant Energy Corporation (NYSE: LNT) today announced income and earnings per share (EPS) from continuing operations for 2009 of $110.7 million and $1.01, respectively.  A summary of Alliant Energy’s 2009 results compared to 2008 results is as follows (net income in millions):

	2009		2008
Earnings (losses) from continuing operations:	Net Income	EPS	Net Income	EPS
Interstate Power and Light Co. (IPL)	$137.6	$1.25	$126.2	$1.15
Wisconsin Power and Light Co. (WPL)	86.2	0.78	115.1	1.04
Subtotal for Utilities	223.8	2.03	241.3	2.19
Non-regulated	10.5	0.10	29.3	0.27
Parent (excluding charges from tender offer)	4.7	0.04	9.4	0.08
Total excluding charges from tender offer	239.0	2.17	280.0	2.54
Charges from tender offer	(128.3)	(1.16)	--	--
Total earnings from continuing operations	110.7	1.01	280.0	2.54
Income from discontinued operations	0.3	--	8.0	0.07
Net income	$111.0	$1.01	$288.0	$2.61

EPS for the utility, non-regulated, and parent in 2009 were impacted by a total of $0.36 per share for various non-recurring, non-cash state income tax items. EPS for the parent were also impacted by the one time $1.16 per share of charges related to Alliant Energy’s tender offer for its Exchangeable Senior Notes due 2030 (Notes).  EPS for the utility in 2009 also included the $0.10 per share of non-recurring charges for proposed coal plants, $0.04 per share of regulatory-related credits for the recovery of flood costs and $0.09 per share of non-recurring restructuring charges and impairment of steam assets.  EPS amounts recorded in 2009, excluding these identified non-recurring items are as follows:

	2009 EPS	Charges from tender offer of Notes	Non-recurring state income tax items	Charges for proposed coal plants and regulatory decision on flood costs	Restructuring charges and impairment of steam assets	2009 EPS excluding identified non-recurring items
Utility	$2.03	$--	$0.32	$(0.06)	$(0.09)	$1.86
Non-regulated	0.10	--	(0.05)	--	--	0.15
Parent	(1.12)	(1.16)	0.09	--	--	(0.05)
Alliant Energy	$1.01	$(1.16)	$0.36	$(0.06)	$(0.09)	$1.96

Excluding the non-recurring items identified in the table above, Alliant Energy’s 2009 EPS from continuing operations were $1.96 per share which was $0.58 per share lower than 2008.  These lower earnings for Alliant Energy’s utility business were due to the impacts of historically cool summer weather in 2009, higher depreciation and interest expense as a result of planned capital expenditures, lower industrial sales due to unfavorable economic conditions, and income tax benefits resulting from tax audit settlements and known adjustments for future tax audits recognized in 2008.  These items were partially offset by cost saving initiatives and the minimal 2008 flood clean-up and restoration costs incurred in 2009 when compared to 2008, and allowance for funds used during construction due to utility wind project construction.

Lower RMT earnings reduced EPS from Alliant Energy’s non-regulated business by $0.13 per share.  The prolonged economic recession and the credit crisis decreased new construction of wind energy megawatts in the United States by 35-40% in 2009 when compared to 2008.  Lack of wind project financing, lower demand for energy, lower natural gas prices, and the distribution of a large portion of the American Recovery and Reinvestment Act of 2009 cash grants to completed wind energy, all combined to dampen new construction.   Competition among the balance of plant contractors, due to the decreased new construction, also resulted in lower margins at RMT.

Lower earnings at Alliant Energy’s parent company, excluding the non-recurring state income tax items and charges related to the tender offer, reflect lower interest income, higher short-term financing expenses related to the tender offer of the Notes and higher professional expenses.

“The two primary drivers in the year-over-year negative results are weather and the economy,” said Bill Harvey, Alliant Energy Chairman, President, and CEO.  “The negative economic conditions in our utility and non-regulated businesses were too great to overcome, even with our continued commitment to control costs at all levels of the organization.  With normal weather and new retail electric rates in both Iowa and Wisconsin we expect a brighter financial picture in 2010.”

Additional details of 2009 full year and fourth quarter earnings from continuing operations are available in the financial and operating statistical table section at the end of this release.

2010 Earnings Guidance

Alliant Energy’s earnings per share guidance for 2010 is as follows:

Utility	$2.35 – $2.55
Non-regulated and Parent	0.10 – 0.20
Alliant Energy	$2.45 – $2.75

The guidance does not include the impacts of any non-cash valuation adjustments, future regulatory-related charges or credits resulting from decisions by regulators, reorganization or restructuring charges, future changes in laws or regulations, future adjustments made to deferred tax asset valuation allowances, adverse impacts of pending lawsuits and disputes, or changes in accounting principles that may impact the reported results of Alliant Energy.

Drivers for Alliant Energy’s 2010 earnings guidance include, but are not limited to:
· Anticipated interim rate increases implemented by IPL
· No further significant decline in the economy and resulting implications on utility sales
· Normal weather and operating conditions in its utility service territories
· Ability to recover future purchased power, fuel and fuel-related costs through rates in a timely manner
· Ability of IPL and WPL to recover their operating costs, deferred expenditures and capital expenditures, and to earn a reasonable rate of return in future rate proceedings
· Continuing cost controls and operational efficiencies
· Execution of IPL’s and WPL’s wind projects and environmental expenditure plans
· Ability to utilize federal net operating losses and federal credit carry forwards
· RMT estimated cost controls, market share, and project execution

“In 2010, we expect earnings benefits from returns on IPL’s Whispering Willow - East wind project, which began commercial operation in the fourth quarter of 2009, and construction of phase one of WPL’s Bent Tree wind project during 2010,” said Harvey.  “While we are realizing savings related to corporate cost-control measures, and will continue to seek out ways to mitigate costs to customers, our utilities are planning to file retail rate cases in Iowa, Wisconsin, and Minnesota in 2010.   These rate cases are expected to contribute to our earnings growth by further capturing the benefits of renewable, environmental, and reliability initiatives across the service territory and adjusting rates to reflect our current sales load.”

Projected Capital Expenditures

Alliant Energy currently anticipates capital expenditures for 2010 through 2012 as follows (in millions):

	2010	2011	2012
Utility business:(a)
Generation – new facilities:
WPL wind – Bent Tree – Phase 1	$290	$10	$--
IPL wind – Whispering Willow - West	45	190	5
Total generation - new facilities	335	200	5
Environmental	95	170	200
Advanced metering infrastructure	10	15	40
Other utility capital expenditures	425	470	520
Total utility business	865	855	765
Non-regulated businesses	10	10	15
Alliant Energy	$875	$865	$780

(a) Cost estimates represent IPL’s or WPL’s estimated portion of total escalated construction and acquisition expenditures in millions of dollars and exclude AFUDC, if applicable.

Earnings Conference Call

A conference call to review the 2009 results is scheduled for Thursday, February 4th at 9:00 a.m. central time.  Alliant Energy Chairman, President and Chief Executive Officer Bill Harvey and Executive Vice President - Chief Financial Officer and Treasurer Patricia Kampling will host the call.  The conference call is open to the public and can be accessed in two ways.  Interested parties may listen to the call by dialing 888-221-9591 (United States or Canada) or 913-312-1434 (International), passcode 8244179.  Interested parties may also listen to a webcast at www.alliantenergy.com/investors.  In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website.  A replay of the call will be available through February 11, 2010, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 8244179.  An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

Alliant Energy is the parent company of two public utility companies – Interstate Power and Light Company and Wisconsin Power and Light Company – and of Alliant Energy Resources, LLC (Resources), the parent company of Alliant Energy’s non-regulated operations.  Alliant Energy is an energy-services provider with subsidiaries serving approximately 1 million electric and 412,000 natural gas customers.  Providing its customers in the Midwest with regulated electricity and natural gas service is the Company's primary focus.  Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT.  For more information, visit the Company's Web site at www.alliantenergy.com.

This press release includes forward-looking statements.  These forward-looking statements can be identified as such because the statements include words such as “expect” or other words of similar import.  Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated.  Actual results could be affected by the following factors, among others:
•	federal and state regulatory or governmental actions, including the impact of energy-related and tax legislation and of regulatory agency orders;
•
IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, deferred expenditures and capital expenditures, including any construction costs incurred over the predetermined level included in the advanced rate making principles for IPL’s Whispering Willow - East wind project, costs related to generating units that may be permanently closed, the earning of reasonable rates of return, and the payment of expected levels of dividends;

•
the state of the economy in IPL’s and WPL’s service territories and resulting implications on sales, margins and ability to collect unpaid bills, in particular as a result of current economic conditions;

•	weather effects on results of operations;
•
developments that adversely impact the ability to implement strategic plans including unanticipated issues in connection with construction and operation of IPL’s and WPL’s new wind generating facilities, WPL’s potential purchase of the Riverside Energy Center (Riverside), and unfavorable regulatory outcomes;

•
issues related to the availability of generating facilities and the supply and delivery of fuel and purchased electricity and price thereof, including the ability to recover and to retain the recovery of purchased power, fuel and fuel-related costs through rates in a timely manner;

•	the impact that fuel and fuel-related prices and other economic conditions may have on IPL’s and WPL’s customers’ demand for utility services;
•	impacts that storms or natural disasters in IPL’s and WPL’s service territories may have on their operations and rate relief for costs associated with restoration activities;
•
issues associated with environmental remediation efforts and with environmental compliance generally, including changing environmental laws and regulations, the ability to defend against environmental claims brought by state and federal agencies, such as the EPA, or third parties such as the Sierra Club, and the ability to recover through rates all environmental compliance costs, including costs for projects put on hold due to uncertainty of future environmental laws and regulations;

•	the ability to continue cost controls and operational efficiencies;
•	potential impacts of any future laws or regulations regarding global climate change or carbon emissions reductions, including those which contain a proposed greenhouse gas cap-and-trade program;
•	continued access to the capital markets on competitive terms and rates;
•	financial impacts of risk hedging strategies, including the impact of weather hedges or the absence of weather hedges on earnings;
•	sales and project execution for RMT, Inc., the level of growth in the wind and solar development market and the impact of the American Recovery and Reinvestment Act of 2009, and pending legislation;
•
issues related to electric transmission, including operating in Regional Transmission Organizations (RTOs) energy and ancillary services markets, the impacts of potential future billing adjustments from RTOs and recovery of costs incurred;

•	unplanned outages or operational issues at fossil or renewable generating facilities and risks related to recovery of resulting incremental costs through rates;
•	Alliant Energy’s ability to successfully defend against, and any liabilities arising out of, the purported shareowner derivative complaint stemming from the Exchangeable Senior Notes due 2030;
•
Alliant Energy’s ability to successfully defend against, and any liabilities arising out of, the alleged violation of the Employee Retirement Income Security Act of 1974 by Alliant Energy’s Cash Balance Pension Plan;

•	current or future litigation, regulatory investigations, proceedings or inquiries;
•	Alliant Energy’s ability to sustain its dividend payout ratio goal;
•	the direct or indirect effects resulting from terrorist incidents or responses to such incidents;
•	employee workforce factors, including changes in key executives, collective bargaining agreements and negotiations, work stoppages or additional restructurings;
•	access to technological developments;
•	any material post-closing adjustments related to past asset divestitures;
•	the impact of necessary accruals for the terms of incentive compensation plans;
•	the effect of accounting pronouncements issued periodically by standard-setting bodies;
•	increased retirement and benefit plan costs;
•	the ability to successfully complete ongoing tax audits and appeals with no material impact on earnings and cash flows;
•	inflation and interest rates; and
•	factors listed in the “2010 Earnings Guidance” section of this press release.

Without limitation, the expectations with respect to 2010 Earnings Guidance and Projected Capital Expenditures in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements.  Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct.  Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements.  The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
FULL YEAR EARNINGS SUMMARY

A summary of Alliant Energy’s 2009 results compared to 2008 results is as follows (net income in millions):

	2009		2008
Earnings (losses) from continuing operations:	Net Income	EPS	Net Income	EPS
Interstate Power and Light Co. (IPL)	$137.6	$1.25	$126.2	$1.15
Wisconsin Power and Light Co. (WPL)	86.2	0.78	115.1	1.04
Subtotal for Utilities	223.8	2.03	241.3	2.19
Non-regulated	10.5	0.10	29.3	0.27
Parent (excluding charges from tender offer)	4.7	0.04	9.4	0.08
Total excluding charges from tender offer	239.0	2.17	280.0	2.54
Charges from tender offer	(128.3)	(1.16)	--	--
Total earnings from continuing operations	110.7	1.01	280.0	2.54
Income from discontinued operations	0.3	--	8.0	0.07
Net income	$111.0	$1.01	$288.0	$2.61

Additional details regarding EPS from continuing operations for 2009 and 2008 are as follows:

	2009	2008	Variance
Utility operations :
Non-recurring state income tax impacts in Q1 2009	$0.32	$--	$0.32
Net impact of weather and weather hedges on electric and gas margins	(0.21)	0.01	(0.22)
Impact on margins and expenses related to severe flooding in 2008	(0.04)	(0.23)	0.19
Higher depreciation expense			(0.19)
Higher interest expense			(0.15)
Lower electric sales to industrial customers			(0.12)
Income tax audit settlements and known adjustments for future audits	--	0.11	(0.11)
Allowance for funds used during construction (primarily due to wind projects)			0.08
Restructuring charges in Q2 2009	(0.07)	--	(0.07)
Charges related to WPL’s proposed Nelson Dewey #3 coal plant	(0.07)	(0.02)	(0.05)
Regulatory-related credits in Q4 2009 related to 2008 flood costs	0.04	--	0.04
Charges related to IPL’s proposed Sutherland #4 coal plant	(0.03)	--	(0.03)
Lower incentive-related compensation costs			0.03
Retail fuel-related impacts at WPL	0.04	0.02	0.02
Impairment of IPL’s steam assets in Q2 2009	(0.02)	--	(0.02)
Other (primarily lower O&M expenses from cost saving initiatives in 2009)			0.12
Total utility operations	2.03	2.19	(0.16)
Non-regulated operations:
RMT (including WindConnect®)	(0.01)	0.12	(0.13)
Non-recurring state income tax impacts in Q1 2009	(0.05)	--	(0.05)
Interest expense from Exchangeable Senior Notes	--	(0.05)	0.05
Non-regulated Generation	0.07	0.09	(0.02)
Transportation	0.07	0.07	--
Other (primarily income tax benefits)	0.02	0.04	(0.02)
Total non-regulated operations	0.10	0.27	(0.17)
Parent company (excluding charges from tender offer):
Non-recurring state income tax impacts in Q1 2009	0.09	--	0.09
Lower interest income	0.01	0.07	(0.06)
Interest expense from Exchangeable Senior Notes	(0.04)	--	(0.04)
Other (primarily professional expenses in 2009)	(0.02)	0.01	(0.03)
Total parent company	0.04	0.08	(0.04)
Total excluding charges from tender offer	2.17	2.54	(0.37)
Charges from tender offer	(1.16)	--	(1.16)
Earnings per share from continuing operations	$1.01	$2.54	$(1.53)

ALLIANT ENERGY CORPORATION
FOURTH QUARTER EARNINGS SUMMARY

A summary of Alliant Energy’s fourth quarter earnings is as follows (net income in millions):

	2009		2008
Earnings from continuing operations:	Net Income	EPS	Net Income	EPS
Interstate Power and Light Co. (IPL)	$15.2	$0.14	$24.9	$0.23
Wisconsin Power and Light Co. (WPL)	24.8	0.23	23.4	0.21
Subtotal for Utilities	40.0	0.37	48.3	0.44
Non-regulated	8.9	0.08	1.2	0.01
Parent	3.4	0.03	1.5	0.01
Total earnings from continuing operations	52.3	0.48	51.0	0.46
Income (loss) from discontinued operations	1.3	0.01	(0.4)	--
Net income	$53.6	$0.49	$50.6	$0.46

Additional details regarding Alliant Energy’s fourth quarter EPS from continuing operations for 2009 and 2008 are as follows:

	2009	2008	Variance
Utility operations :
Higher depreciation expense			$(0.07)
Impact of severe flooding on margins and expenses in Q4 2008	$--	$(0.05)	0.05
Charges related to WPL’s proposed Nelson Dewey #3 coal plant	(0.07)	(0.02)	(0.05)
Regulatory-related credits in Q4 2009 related to 2008 flood costs	0.04	--	0.04
Charges related to IPL’s proposed Sutherland #4 coal plant	(0.03)	--	(0.03)
Lower incentive-related compensation costs	--	(0.03)	0.03
Higher interest expense			(0.03)
Lower electric sales to industrial customers			(0.03)
Other (primarily lower O&M expenses from cost saving initiatives in Q4 2009)			0.02
Total utility operations	0.37	0.44	(0.07)
Non-regulated operations:
RMT (including WindConnect®)	0.01	--	0.01
Transportation	0.02	0.02	--
Non-regulated Generation	0.01	0.01	--
Other (primarily income tax (expense) benefits)	0.04	(0.02)	0.06
Total non-regulated operations	0.08	0.01	0.07
Parent company (primarily income tax benefits)	0.03	0.01	0.02
Earnings per share from continuing operations	$0.48	$0.46	$0.02

ALLIANT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008
	(dollars in millions, except per share amounts)
Operating revenues:
Utility:
Electric	$574.7	$552.9	$2,475.9	$2,411.3
Gas	163.5	207.3	525.3	710.4
Other	23.5	37.8	92.9	102.1
Non-regulated	93.2	84.0	338.7	457.9
	854.9	882.0	3,432.8	3,681.7

Operating expenses:
Utility:
Electric production fuel and energy purchases	196.0	193.3	891.4	843.1
Purchased electric capacity	53.6	59.2	281.1	285.7
Electric transmission service	53.3	42.9	225.4	182.2
Cost of gas sold	107.4	153.8	347.9	519.6
Other operation and maintenance	162.4	177.8	599.7	620.4
Non-regulated operation and maintenance	83.6	78.6	314.3	397.4
Depreciation and amortization	73.9	60.7	275.6	241.9
Taxes other than income taxes	23.9	24.7	100.2	102.8
	754.1	791.0	3,035.6	3,193.1

Operating income	100.8	91.0	397.2	488.6

Interest expense and other:
Interest expense	41.1	35.8	154.9	125.8
Loss on early extinguishment of debt	0.2	--	203.0	--
Equity income from unconsolidated investments, net	(9.3)	(8.9)	(36.6)	(33.2)
Allowance for funds used during construction	(5.0)	(8.9)	(39.7)	(24.7)
Interest income and other	(0.5)	(4.1)	(4.6)	(18.2)
	26.5	13.9	277.0	49.7

Income from continuing operations before income taxes	74.3	77.1	120.2	438.9

Income tax expense (benefit)	17.3	21.4	(9.2)	140.2

Income from continuing operations, net of tax	57.0	55.7	129.4	298.7

Income (loss) from discontinued operations, net of tax	1.3	(0.4)	0.3	8.0

Net income	58.3	55.3	129.7	306.7

Preferred dividend requirements of subsidiaries	4.7	4.7	18.7	18.7

Net income attributable to Alliant Energy common shareowners	$53.6	$50.6	$111.0	$288.0

Weighted average number of common shares outstanding
(basic) (000s)	110,301	110,184	110,268	110,170

Weighted average number of common shares outstanding
(diluted) (000s)	110,390	110,292	110,352	110,308

Earnings per weighted average common share attributable to
Alliant Energy common shareowners (basic and diluted):
Income from continuing operations, net of tax	$0.48	$0.46	$1.01	$2.54
Income from discontinued operations, net of tax	0.01	--	--	0.07
Net income	$0.49	$0.46	$1.01	$2.61

Amounts attributable to Alliant Energy common shareowners:
Income from continuing operations, net of tax	$52.3	$51.0	$110.7	$280.0
Income (loss) from discontinued operations, net of tax	1.3	(0.4)	0.3	8.0
Net income	$53.6	$50.6	$111.0	$288.0

Dividends declared per common share	$0.375	$0.35	$1.50	$1.40

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	Dec. 31,
	2009	2008
	(in millions)
ASSETS:
Property, plant and equipment:
Utility plant in service, net of accumulated depreciation	$5,448.3	$4,495.2
Utility construction work in progress	404.0	483.6
Other property, plant and equipment, net of accumulated depreciation	350.7	374.7
Current assets:
Cash and cash equivalents	175.3	346.9
Other current assets	1,202.0	1,098.7
Investments	281.5	256.0
Other assets	1,174.2	1,146.4
Total assets	$9,036.0	$8,201.5

CAPITALIZATION AND LIABILITIES:
Capitalization:
Alliant Energy Corporation common equity	$2,772.6	$2,823.5
Cumulative preferred stock of subsidiaries, net	243.8	243.8
Noncontrolling interest	2.1	2.1
Long-term debt, net (excluding current portion)	2,404.5	1,748.3
Total capitalization	5,423.0	4,817.7

Current liabilities:
Current maturities of long-term debt	101.5	136.4
Commercial paper	190.0	86.1
Other current liabilities	782.6	815.7
Other long-term liabilities and deferred credits	2,538.9	2,345.6
Total capitalization and liabilities	$9,036.0	$8,201.5

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended Dec. 31,
	2009	2008
	(in millions)
Cash flows from operating activities	$657.1	$338.2

Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(1,149.6)	(842.4)
Alliant Energy Corporate Services, Inc. and non-regulated businesses	(53.0)	(36.6)
Other	53.7	12.9
Net cash flows used for investing activities	(1,148.9)	(866.1)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	800.2	500.0
Payments to retire long-term debt	(377.9)	(154.3)
Common stock dividends	(165.5)	(154.3)
Net change in short-term borrowings	103.9	(25.2)
Other	(40.5)	(37.0)
Net cash flows from financing activities	320.2	129.2

Net decrease in cash and cash equivalents	(171.6)	(398.7)
Cash and cash equivalents at beginning of period	346.9	745.6
Cash and cash equivalents at end of period	$175.3	$346.9

KEY FINANCIAL STATISTICS
	Dec. 31, 2009	Dec. 31, 2008
Common shares outstanding (000s)	110,656	110,449
Book value per share	$25.06	$25.56
Quarterly common dividend rate per share	$0.375	$0.35

KEY OPERATING STATISTICS
	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2009	2008	2009	2008
Utility electric sales (000s of MWh)
Residential	1,910	1,848	7,532	7,664
Commercial	1,558	1,543	6,108	6,181
Industrial	2,749	3,095	10,948	12,490
Retail subtotal	6,217	6,486	24,588	26,335
Sales for resale:
Wholesale	763	979	3,251	3,813
Bulk power and other	977	325	2,583	983
Other	39	39	155	164
Total	7,996	7,829	30,577	31,295

Utility retail electric customers (at Dec. 31)
Residential	840,927	840,644
Commercial	135,099	134,536
Industrial	2,881	2,934
Total	978,907	978,114

Utility gas sold and transported (000s of Dth)
Residential	8,680	9,899	27,711	30,630
Commercial	7,503	7,535	20,725	22,461
Industrial	2,101	2,094	4,558	5,558
Retail subtotal	18,284	19,528	52,994	58,649
Interdepartmental	240	129	938	1,373
Transportation / other	14,891	14,421	53,580	59,253
Total	33,415	34,078	107,512	119,275

Utility retail gas customers (at Dec. 31)
Residential	365,597	365,193
Commercial	45,641	45,413
Industrial	571	584
Total	411,809	411,190

Margin increases (decreases) from net impacts of weather (in millions) -
Electric margins -
Weather impacts on demand compared to
normal weather	$-	$2	$(36)	$(11)
Gains (losses) from weather derivatives(a)	-	(1)	(3)	5
Net weather impact	$-	$1	$(39)	$(6)

Gas margins -
Weather impacts on demand compared to
normal weather	$-	$3	$3	$12
Losses from weather derivatives(a)	-	(2)	(3)	(5)
Net weather impact	$-	$1	$-	$7

	Quarter Ended Dec. 31,			Year Ended Dec. 31,
	2009	2008	Normal(b)	2009	2008	Normal(b)
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	-	7	12	406	583	779
Madison, Wisconsin (WPL)	-	4	7	368	538	642
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	2,582	2,778	2,521	7,074	7,636	6,732
Madison, Wisconsin (WPL)	2,592	2,811	2,571	7,356	7,714	7,095

(a) Alliant Energy entered into weather derivatives based on CDDs during the months of June through August in 2008 and HDDs during the months of January through March in 2008 and 2009 and November through December in 2008 to reduce potential volatility on its margins from the impacts of weather.

(b) CDDs and HDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base.  Normal degree days are calculated using a rolling 20-year average of historical CDDs and HDDs.